FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES ACQUISITION OF BCS GROUP

     RACINE WISCONSIN – May 16, 2006 – Twin Disc, Inc. (NASDAQ: TWIN), today announced the acquisition of BCS Group (comprised of BCS, S.r.l., BCS Service, S.r.l., Boat Equipment Limited and Vetus Italia S.r.l.) located in Limite sull’ Arno, Italy, a leading manufacturer and distributor of products and accessories for the marine industry. With annual sales of approximately €22,753,000 ($29,165,000) the acquisition is expected to be accretive to Twin Disc’s earnings beginning in fiscal 2007. Further, earnings of the BCS Group are expected to exceed Twin Disc’s cost of capital in fiscal 2007. Twin Disc paid €17,715,000 ($22,707,000) cash for the BCS Group.

     Founded in 1956, by the Bini, Cecchi and Salvadori families, the BCS Group has grown to be a leading supplier of hydraulic power steering systems, bow thrusters, hydraulic flaps, propeller shafts and related components to the Italian yacht building industry. In 1977, the Group became the distributor for Vetus den Ouden NV of Shiedam, Netherlands. Under Twin Disc ownership, Vetus Italia S.r.l. will continue to represent the Dutch company in the Italian market.

Commenting on the acquisition, Chairman and Chief Executive Officer, Michael E. Batten said,

“ We are very pleased to have BCS Group and its employees a part of the expanding Twin Disc family. BCS and Vetus Italia are important suppliers to the Italian marine industry - the second largest producer of pleasure boats under 24 meters in length and the largest builder of mega-yachts in the world.”

     Mr. Batten added, “With this acquisition, Twin Disc now offers a complete line of transmission, propulsion and boat management systems to the marine industry.”

     Twin Disc designs, manufactures and sells heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives and propellers; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources, and agricultural markets.

      This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

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